EXHIBIT 99.1
FOR IMMEDIATE RELEASE:

May 25, 2010

Nuclear Industry Leaders Toshiba Corporation and Babcock & Wilcox Sign Definitive Agreement for Strategic Investment in USEC

Investment and Strategic Relationship Will Strengthen USEC’s Position

 in Growing Nuclear Power Industry

$200 Million Investment is Key Step Forward for American Centrifuge Plant

BETHESDA, Md. – USEC Inc. (NYSE: USU), a global nuclear fuel and technology company, today announced that nuclear industry leaders Toshiba Corporation (TOKYO: 6502) and Babcock & Wilcox Investment Company, an affiliate of The Babcock & Wilcox Company (B&W), have signed a definitive agreement to make an investment in USEC over three phases, each of which is subject to satisfaction of specific preconditions, including regulatory approvals. The $200 million investment, shared equally between Toshiba and B&W, will strengthen USEC’s financial position for the deployment of the American Centrifuge Plant and create key new business opportunities throughout the nuclear fuel cycle.

“This is a historic day for USEC.  This agreement will strengthen USEC as a global energy leader that delivers nuclear fuel and related services on a reliable, competitive basis.  In addition, the strategic relationship between our companies will create new business opportunities across the entire nuclear fuel cycle,” said John Welch, USEC president and CEO.

“In preparation for updating our Department of Energy loan guarantee application to finance the American Centrifuge, we have worked hard to successfully demonstrate the American Centrifuge uranium enrichment technology and, as indicated by today’s announcement, to improve the financial foundation for the project and the company.”

“We’re proud to have support from two of the most successful nuclear energy companies in the world and are excited about what new value this strategic alliance will bring to our customers and shareholders.  By working with Toshiba Corporation and Babcock & Wilcox, USEC will benefit from their vast technical knowledge and experience across the nuclear fuel cycle,” said Welch.

Under the terms of the agreement, Toshiba and B&W will each invest $100 million in USEC, spread out over three phases, each subject to certain closing conditions.  The first phase is expected to close upon completion of specific closing conditions and obtaining necessary regulatory approvals.  This is expected to occur in the third quarter of 2010.  For their investment, the companies would receive convertible preferred stock as well as warrants to purchase shares of common stock, which would be exercisable in the future.

“We have decided to make this investment in American know-how and American technology in order to produce more uranium fuel for the growing worldwide nuclear power

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market with high confidence in USEC as a leading supplier of low enriched uranium,” said Yasuharu Igarashi, corporate senior vice president of Toshiba.  “The nuclear renaissance is moving forward and this investment will help power its growth by securing the supply of uranium fuel for existing and potential customers.”

All three companies have agreed to work together on additional strategic business opportunities.  Under the arrangement, USEC could provide enriched uranium for bundling with Toshiba’s nuclear power plant proposals.  USEC and B&W also plan to complete the joint venture announced last year to manufacture USEC’s commercial AC100 centrifuge machines for the American Centrifuge Plant.

USEC intends to use the funds for general corporate purposes and for investment in the American Centrifuge Plant. USEC is operating a cascade of centrifuge machines in a commercial plant configuration, collecting data and experience in preparation for transitioning into full commercial operations.

The initial phase investment would help USEC continue to advance deployment of the American Centrifuge Plant during 2010. USEC anticipates it will update its DOE loan guarantee application sometime this summer and, as the department has made clear, $2 billion in federal budget loan authority remains available under the 2008 solicitation for Front End Nuclear Fuel facilities.

If successful in obtaining a loan guarantee, the American Centrifuge Project could create at the peak of construction nearly 8,000 jobs in the U.S., with almost half located in Ohio.

A summary of the investment of these three leading private sector nuclear companies can be found in the accompanying fact sheet or at www.usec.com/strategicinvestment.htm.  The details of the investment are described in USEC’s Current Report on Form 8-K filed with the SEC today and can be accessed at www.usec.com.  There will be a conference call for investors today at 10:00 AM EST. Investors and media may call (800) 659-2037 (U.S. toll-free) or (617) 614-2713 (International) and use passcode 91717405. The call will also be available through the Investor Relations section of the USEC website and a replay will be available on the website until June 7, 2010.

Forward Looking Statements

The information provided in this news release contains “forward-looking statements” – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, factors that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: the likelihood of fulfilling the closing conditions in the purchase agreement governing the transaction, including, but not limited conditions related to our obtaining a loan guarantee for the

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American Centrifuge Plant, including our ability to address the technical and financial concerns raised by the U.S. Department of Energy (“DOE”); the likelihood of fulfilling closing conditions relating to obtaining required approvals of the Nuclear Regulatory Commission and other regulators, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act; the ability of the Company to fulfill its obligations with respect to the holders of preferred stock issued in the transactions, including but not limited to the conversion and redemption rights and registration rights; the ability of the Company to obtain shareholder approval for the transactions; our ability to achieve the benefits of any strategic relationships resulting from the transactions; our ability to raise capital beyond the $2 billion of loan guarantee funding for which we have applied; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and quarterly reports on Form 10-Q. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. Investors are urged to carefully review and consider the various disclosures made in our filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect our business. We do not undertake to update our forward-looking statements except as required by law.

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Contacts

Media:                      Paul Jacobson (301) 564-3399

Investors:                Steve Wingfield (301) 564-3354

USEC-Toshiba-B&W Definitive Investment Agreement Summary

A $200 million strategic investment in USEC Inc. by nuclear power industry leaders Toshiba and Babcock & Wilcox that will strengthen USEC’s financial and technical capabilities, create new opportunities to serve nuclear fuel cycle customers and help revitalize America’s nuclear manufacturing base.

What:	Definitive agreement for a $200 million strategic investment in USEC Inc. to be made in three phases.

Who:
Toshiba Corporation and Babcock & Wilcox Investment Company, an affiliate of The Babcock & Wilcox Company, have signed a definitive agreement for the investment of $100 million each in USEC upon satisfaction of certain conditions.

When:
Three-party agreement signed May 25, 2010. First investment in the amount of $75 million expected to close in the third quarter of 2010 upon satisfaction of specific closing conditions and following regulatory reviews.

Why:
To strengthen USEC’s financial position as the company transitions its uranium enrichment technology to centrifuge technology and enhance the three companies’ roles as global leaders in delivering proven nuclear fuel and technology solutions to their customers.

Investment

Details:                                Three-phase investment

•	Phase 1: $75 million upon satisfaction of conditions to closing, including regulatoryreviews

•	Phase 2: $50 million upon DOE conditional loan guarantee commitment andsatisfaction of other conditions to closing, including regulatory reviews

•	Phase 3: $75 million upon the closing of DOE loan guarantee and satisfaction ofother conditions to closing, including USEC shareholder approval andregulatory reviews

Form of investment

•	Convertible preferred stock

o	Preferred stock has limited voting rights

o	Preferred shares in first two phases carry 12.75% per annum dividend, final phase 11.5% per annum. Dividends may be paid in kind (i.e. additional preferred stock)

o	Convertible at then prevailing market price to common stock

o	Subject to conditions, the preferred shares can be converted into common stock following the Phase 3 closing and any remaining shares will be automatically converted by December 31, 2016

•	Warrants to purchase USEC common stock issued in Phase 1 and Phase 3

o	Each strategic investor will have right to purchase in the aggregate 6.25 million USEC common shares at exercise price of $7.50

o	Two-year exercise period of 2015-2016 provides incentive to each party to enhance USEC shareholder value

Corporate
Governance:	Toshiba and Babcock & Wilcox would each appoint a member to USEC’s Board of Directors

*Please refer to Form 8-K filed by USEC on , May 25, 2010 for additional details and conditions